UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 10, 2014

Grandparents.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-839-8800

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2014, Grandparents.com, Inc. (the “Company”) entered into a Second Amendment (the “Second Amendment”) dated as of September 1, 2014 (the “Effective Date”) to that certain employment agreement with Matthew Schwartz, the Company’s Vice President, Chief Compliance Officer and Secretary, dated as of February 24, 2012, and amended on March 1, 2014 (the “Employment Agreement”). The Second Amendment extends the term of the Employment Agreement to August 31, 2017 (the “Extended Term”).

In consideration of his employment pursuant to the Second Amendment, the Company agreed to increase Mr. Schwartz’s base salary by five (5) percent on each anniversary of the Effective Date. The Second Amendment also provides that Mr. Schwartz has agreed to waive his right to have certain shares under previously issued warrants registered as of August 31, 2014 until such time as the Company otherwise files a registration statement in which the registration of such shares is permissible.

Pursuant to the Second Amendment, the Company also agreed to grant a stock option to purchase 1,000,000 shares of Common Stock under the Company’s 2012 Incentive Stock Option Plan (the “Plan”) priced at $0.28 per share and vesting pro rata on a quarterly basis with 250,000 options under the grant vesting during year 1, 350,000 during year 2, and 400,000 during year 3.

If Mr. Schwartz is terminated without Cause (as defined in the Employment Agreement) before the end of the Extended Term, the unvested options will vest immediately and retain their Expiration Date of October 9, 2024.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q for the period ended September 30, 2014 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2014	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman/Chief Executive Officer